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                                 January 4, 2007

Metropolitan Series Fund, Inc.
   on behalf of Western Asset Management High Yield Bond Portfolio 501 Boylston Street
Boston MA 02116

Met Investors Series Trust
  on behalf of BlackRock High Yield Portfolio
5 Park Plaza, suite 1900
Irvine, CA 92614



Re: Acquisition of Assets of Western Asset Management High Yield Bond Portfolio by BlackRock High Yield Portfolio


Ladies and Gentlemen:

     You  have  asked  for  our  opinion  as  to  certain   Federal  income  tax
consequences of the transaction described below.

                           Parties to the Transaction

     Western Asset  Management  High Yield Bond Portfolio  ("Target  Fund") is a
series  of  Metropolitan   Series  Fund,  Inc.,  a  Maryland   corporation  (the
"Company").

     BlackRock High Yield Portfolio ("Acquiring Fund") is a series of Met Investors Series Trust, a Delaware statutory trust (the "Acquiring Trust").

                       Description of Proposed Transaction

     In the proposed transaction (the "Reorganization"), Acquiring Fund will acquire all of the assets of Target Fund in exchange for shares of Acquiring Fund of equivalent value and assumption of any liabilities of Target Fund, and Target Fund will then dissolve and distribute all of the Acquiring Fund shares which it holds to its shareholders pro rata in proportion to their shareholdings in Target Fund, in complete redemption of all outstanding shares of Target Fund.

                         Scope of Review and Assumptions

     In rendering our opinion, we have reviewed and relied upon the form of Agreement and Plan of Reorganization between Acquiring Fund and Target Fund effective as of December 11, 2006 (the "Reorganization Agreement") which is enclosed in a prospectus/proxy statement, to be filed with the United States Securities and Exchange Commission on or about January 4, 2007 registration number 333-138829, which describes the proposed transactions, and on the information provided in such prospectus/proxy statement. We have relied, without independent verification, upon the factual statements made therein, and assume that there will be no change in material facts disclosed therein between the date of this letter and the date of the closing of the transaction. We further assume that the transaction will be carried out in accordance with the Reorganization Agreement.

                                 Representations

     Written representations, copies of which are attached hereto, have been made to us by the appropriate officers of the Company and the Acquiring Trust, and we have without independent verification relied upon such representations in rendering our opinions.

                                    Opinions

     Based on and subject to the foregoing, and our examination of the legal authority we have deemed to be relevant, we have the following opinions:

     1. The transfer of all of the assets of Target Fund in exchange for shares of Acquiring Fund and assumption of any liabilities of Target Fund followed by the distribution of said Acquiring Fund shares to the shareholders of Target Fund in dissolution and liquidation of Target Fund will constitute a reorganization within the meaning of ss. 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and Acquiring Fund and Target Fund will each be "a party to a reorganization" within the meaning of ss. 368(b) of the Code.

     2. No gain or loss will be recognized by Acquiring Fund upon the receipt of the assets of Target Fund solely in exchange for Acquiring Fund shares and assumption of any liabilities of Target Fund.

     3. No gain or loss will be recognized by Target Fund upon the transfer of its assets to Acquiring Fund in exchange for Acquiring Fund shares and assumption of any liabilities of Target Fund, or upon the distribution (whether actual or constructive) of such Acquiring Fund shares to the shareholders of Target Fund in exchange for their Target Fund shares.

     4. The shareholders of Target Fund will recognize no gain or loss upon the exchange of their Target Fund shares for Acquiring Fund shares in liquidation of Target Fund.

     5. The aggregate tax basis of the Acquiring Fund shares received by each Target Fund shareholder pursuant to the Reorganization will be the same as the aggregate tax basis of the Target Fund shares held by such shareholder immediately prior to the Reorganization.

     6. The holding period of the Acquiring Fund shares received by each Target Fund shareholder will include the period during which the Target Fund shares exchanged therefor were held by such shareholder, provided the Target Fund shares were held as a capital asset on the date of the Reorganization.

     7. The tax basis of the assets of Target Fund acquired by Acquiring Fund will be the same as the tax basis of those assets in the hands of Target Fund immediately prior to the Reorganization, and the holding period of the assets of Target Fund in the hands of Acquiring Fund will include the period during which those assets were held by Target Fund.

     8. Acquiring Fund will succeed to and take into account the items of Target Fund described in Section 381(c) of the Code, subject to the conditions and limitations specified in Sections 381, 382, 383 and 384 of the Code and applicable regulations thereunder.

     The foregoing opinions are based on the Code as in effect on the date hereof and administrative and judicial interpretations of it. No assurance can be given that the Code will not change or that such interpretations will not be revised or amended adversely, possibly with retroactive effect. This opinion letter is delivered to you in satisfaction of the requirements of Section 8.5 of the Reorganization Agreement. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form N-14 relating to the Reorganization and to use of our name and any reference to our firm in such Registration Statement or in the prospectus/proxy statement constituting a part thereof. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                             Very truly yours,


                                             /s/ SULLIVAN & WORCESTER LLP
                                             SULLIVAN & WORCESTER LLP